Exhibit 107

Calculation of Filing Fee Tables

Schedule TO

(Form Type)

Regional Health Properties, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation		Fee Rate	Amount of Filing Fee
Fees to Be Paid
Fees Previously Paid	$12,103,658.18	(1)		$1,122.01	(2)
Total Transaction Valuation	$12,103,658.18	(1)
Total Fees Due for Filing				$1,122.01

Total Fees Previously Paid				$0.00
Total Fee Offsets				$2,065.88	(3)

Net Fee Due				$0.00

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed		Fee Paid with Fee Offset Source
Fees Offset Claims		S-4	333-256667	June 1, 2021		$2,065.88	(3)
Fees Offset Sources	Regional Health Properties, Inc.	S-4	333-256667		June 1, 2021			$2,065.88	(3)

(1)

Estimated solely for the purpose of calculating the filing fee for this transaction in accordance with Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), based on the product of (i) $4.31, the average of the high and low prices of the 10.875% Series A Cumulative Redeemable Preferred Shares, no par value per share (the “Series A Preferred Stock”), of Regional Health Properties, Inc. (the “Company”) on the NYSE American LLC on February 8, 2022, and (ii) 2,811,535, the maximum number of shares of the Series A Preferred Stock subject to the transaction reported hereby.

(2)

The amount of the filing fee calculated in accordance with the Exchange Act equals $92.70 for each $1,000,000 of value. The filing fee was calculated in accordance with Rule 0-11 under the Exchange Act.

(3)	The Company previously paid $2,065.88 upon the initial filing of its Registration Statement on Form S-4 on June 1, 2021 in connection with the transaction reported hereby.